Exhibit 5.1

Three Bryant Park
New York, NY 10036-6797
+1 212 698 3500 Main
+1 212 698 3599 Fax
www.dechert.com

March 29, 2019

Egalet Corporation
600 Lee Road., Suite 100
Wayne, PA 19087

Re:          REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as counsel to Egalet Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,150,000 shares of its common stock, par value $0.001 per share (the “Shares”), issuable under the Amended and Restated Egalet Corporation 2019 Stock-Based Incentive Compensation Plan (the “Plan”).  This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

In connection with this opinion, we have examined original or copies (in each case, signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Plan, (ii) the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”), (iii) the Second Amended and Restated Bylaws of the Company and (iv) resolutions approving the corporate action of the Company authorizing the issuances of the Shares.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

In rendering the opinion expressed below, we have assumed that prior to the issuance of any of the Shares, there will exist under the Charter the requisite number of authorized but unissued shares of common stock. In addition, we have assumed (i) the resolutions authorizing the Company to issue the Shares in accordance with the terms and conditions of the Plans will remain in effect and unchanged at all times during which the Shares are issued by the Company, and (ii) the Registration Statement, and any amendments thereto, at the time of issuance of the Shares, will continue to be effective under the Securities Act.

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holder(s) and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and, in each case, the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP